GRANITE FINANCIAL GROUP, LLC
12220 El Camino Real, Suite 400
San Diego, California 92130
[Fax No. ]

May 22, 2007

Frank T. Matarazzo
President
Microwave Satellite Technologies, Inc.
259-263 Goffle Road
Hawthorne, New Jersey 07506

Re:    Placement Agent Agreement

Dear Frank:

This letter agreement (the “Agreement”) confirms our understanding with respect to the engagement by Microwave Satellite Technologies, Inc. (the “Company”) of Granite Financial Group, LLC (“Granite”) as placement agent in connection with the sale of up to $12.5 million of equity or equity-linked securities on a best efforts basis through a private placement or similar unregistered transaction on terms that have been or will be determined by the Company and its advisors as set forth in the Company’s Confidential Private Placement Memorandum dated May 7, 2007, as may be revised by the Company from time to time (the “Transaction”) to investors (the “Investors”). For purposes hereof, the term “Transaction” also includes a convertible loan or other type of investment convertible into or exchangeable for or otherwise linked to the equity of the Company. The term of the Agreement (the “Term”) shall be for a period of twelve (12) months from the date hereof or until earlier terminated by either party as described below in Section 7.

1.
Scope. The Company hereby engages Granite to act as placement agent during the Term in connection with the Transaction(s). The goal of the engagement is to raise up to $12.5 million in capital for the Company to be used for growth opportunities and general working capital purposes. Granite shall assist the Company and shall, on behalf of the Company, contact such potential investors as Granite and the Company agree in advance. Granite shall assist the Company in effecting the Transaction(s), and shall use its best efforts to offer and sell the securities in accordance with this Agreement. Granite shall market to those, and only those investors listed in Addendum A hereto, as may be amended by mutual agreement of the parties from time to time, and the Company shall retain the right, in its sole discretion, to accept or reject investors identified by Granite. Granite’s engagement by the Company shall be exclusive solely as to the potential investors included in Addendum A. Granite shall receive written approval from the Company prior to marketing to any other investors who have not been included on Addendum A. It is anticipated that the Company shall also engage its own legal counsel and may require the services of an accounting firm.

2.
Company Information. The Company shall cooperate with Granite in connection with its financial review and analysis of the Company and shall provide Granite with such information concerning the Company as Granite deems necessary or appropriate for such review and analysis (collectively, the “Information”).

Microwave Satellite Technologies, Inc.
May __, 2007

Granite shall keep in confidence and shall use only for the purposes of performing its obligations pursuant to this Agreement, and shall not, without the Company's consent, disclose to any person any non-public Information furnished by the Company to Granite except (a) its own counsel and other advisors on a confidential basis, (b) to the Investors approved by the Company in accordance with the terms hereof and (c) to such other persons as such counsel has advised is required by applicable law, and then only after informing the Company of such legal requirement and providing the Company sufficient time to seek a protective order or otherwise prevent or restrict such disclosure.

All Information provided by the Company shall be accurate and complete in all material respects and shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Granite does not assume responsibility for the accuracy or completeness of the Information, including but not limited to any disclosure materials related to the Transaction(s) except for such information that is provided in writing by Granite to the Company that is independently produced by Granite and not based on Information provided by the Company or information available from generally recognized public sources. The Company acknowledges and agrees that Granite will rely primarily on the Information and on information available from generally recognized public sources in performing its services hereunder, without having any obligation to independently verify the same and that Granite has no obligation to undertake an independent evaluation, appraisal or physical inspection of any assets or liabilities of the Company. If at any time prior to the completion of a Transaction an event occurs which would cause the Information (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will notify Granite immediately of such event.

3.	Fees. The Company shall pay Granite the following amounts:

a.
Private Placement Fee. Granite shall be paid upon consummation of the Transaction(s) a transaction fee, payable in cash, of 7.0% of the Gross Proceeds (as defined below) from the capital received, directly or indirectly, by the Company solely from investors identified on Addendum A, with respect to a Transaction (the “Transaction Fee”). For purposes hereof, “Gross Proceeds” shall mean the fair market value of all of the consideration (including, without limitation, cash, securities, other assets and contingent payment amounts actually paid, plus debt and liabilities assumed (including, without limitation, indebtedness for borrowed money, pension liabilities and guarantees, license fees, royalty fees, joint venture interests or other property, obligations or services, but excluding payments made to exercise any convertible securities) received by the Company or any of its security holders in connection with any Transaction, directly or indirectly, from the sale or exchange of the Company’s securities issued in a Transaction before the deduction of expenses related to such Transaction, including but not limited to the fee payable to Granite. All cash compensation payable by the Company to Granite hereunder shall be paid by wire transfer.

b.
Placement Warrants. Upon consummation of a Transaction, the Company will issue to Granite five-year stock purchase warrants (the “Placement Agent Warrants”), equivalent to 7% of the shares issued in the Transaction to investors listed in Addendum A, taking into consideration any increase in shares under a ratchet or similar provision pursuant to which the number of shares initially purchased is subsequently increased, with an “exercise price” equal to 100% of the exercise price of the warrants issued in the Transaction. The exercise price is defined as the price at which Granite may convert the Placement Agent Warrants into common stock of the Company. In addition to the exercise price, Granite shall pay a “warrant cost” of $0.001 per share (one-tenth of a cent) to the Company upon the issuance of Placement Agent Warrants.

Microwave Satellite Technologies, Inc.
May __, 2007

A separate Placement Agent Warrant Agreement shall be prepared after consummation of the Transaction, and shall take the form of Granite’s standard warrant agreement, but shall be acceptable to the Company, which contains the following terms, among others: the Placement Agent Warrants are not transferable by the warrantholder other than to a limited number of employees and affiliates of Granite subject to compliance with all applicable securities laws; the Placement Agent Warrants may be exercised as to all or any lesser number of shares of equity securities commencing immediately after the date of the consummation of the Transaction; the Placement Agent Warrants may be exercised on a cash-less basis if not registered within 1 year of the closing of the Transaction and be redeemable on the same terms as the Transaction warrants; and the warrant agreement will contain provisions for change of control, weighted average based anti-dilution and customary piggy-back registration rights.

c.
In the event consideration is to be paid in whole or in part by installment payments, the portion of Granite’s fee relating thereto shall be calculated and paid when and as such installment payments are made.

d.
Consideration received by the Company paid in whole or in part in the form of securities or other noncash consideration will be valued at its fair market value, as reasonably determined by an independent third party to be mutually agreed upon by the Company and Granite, as of the day prior to the closing of the Transaction (or later date on which a contingent payment is made), provided, however, that if such consideration consists of securities with an existing trading market, such securities will be valued at the average of the last sales price for such securities on the five trading days prior to the date of the closing (or later date on which a contingent payment is made).

e.	The foregoing fees (including the Placement Agent Warrants) are payable for any Transaction that occurs during the Term or within 12 months thereafter with respect to investors included in Addendum A.

4.
Expenses. In addition to the Transaction Fee and the Warrants, the Company agrees to reimburse Granite for its reasonable expenses incurred in connection with this engagement approved in advance in writing by Company. These expenses generally include travel costs and other customary expenses for this type of transaction. Such expenses shall not exceed $25,000 in the aggregate without the prior written consent of the Company. Legal fees incurred by Granite to prepare, review and finalize this letter agreement will not be reimbursable by the Company.

5.
Advertisements. Upon a closing of a Transaction, the Company agrees that Granite has the right to place advertisements in financial and other newspapers and journals (whether in print or on the internet), and to publicize on its website and in its marketing materials, at its sole expense, describing its services to the Company hereunder, provided that the Company has the right to review, comment on and approve all such advertisements, website postings and publications prior to publication.

6.	Indemnification. The Company shall indemnify Granite, its agents and affiliates in accordance with Annex A attached hereto and made a part hereof.

Microwave Satellite Technologies, Inc.
May __, 2007

7.
Termination; Survival. This Agreement may be terminated at any time by either party hereto upon five days prior written notice to the other party, effective upon receipt of such notice to that effect by the other party, or automatically upon the consummation of the Transaction. Upon termination or expiration of this Agreement, the Company shall have no further obligation to Granite other than with respect to fees payable to Granite as provided herein, provided that the provisions of Sections 3 through 9, inclusive, and Granite’s obligation to preserve the confidential information provided to it by Company for an indefinite period, shall survive any such expiration or termination. The indemnification provisions in Annex A shall survive the termination or expiration of this Agreement for the earlier of (i) forty months after such termination or expiration or (ii) the applicable statute of limitations period.

8.
Venue. The Company and Granite agree that any legal suit, action, or proceeding arising out of or relating to this Agreement and/or the transactions contemplated by this Agreement shall be instituted exclusively in the state or federal courts located in New York County, New York. The parties further irrevocably consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party by hand or by registered or certified mail in the manner prescribed in Section 9(f) hereof. The parties further irrevocably consent that any judgment rendered by such court in the State of New York may be entered in other courts having competent jurisdiction thereof. Without in any way limiting the indemnification provisions in Annex A hereto, the prevailing party shall have the right to recover any costs, including reasonable attorneys’ fees, in the event of any action brought to enforce any of the terms or provisions of this Agreement. The parties agree that service may be made by overnight mail at its address set forth herein in any action to enforce any of the provisions herein. Without in any way limiting the indemnification provision in Annex A hereto, and subject to Section 7 hereof, any action arising under or related to this Agreement for compensation must be brought prior to six months following the later of (i) the closing of the Transaction, (ii) notice of the claim giving rise to such action, or (iii) termination of this Agreement, or such action shall be barred as untimely.

9.	Miscellaneous.

a.
Successors and Assigns. This Agreement shall be binding on and inure to the benefit of each party's agents, affiliates, successors and assigns, but may not be assigned without the prior written consent of the other party.

b.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws or principles thereof.

c.	Amendment. This Agreement may not be modified or amended except in writing signed by the parties hereto.

d.
Granite’s Obligations. The obligations of Granite and the Company hereunder are solely corporate obligations, and no officer, director, employee, agent, member, shareholder, or controlling person shall be subject to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of Granite or the Company or any of their respective affiliates. The Company acknowledges and agrees that Granite is acting as an independent contractor under this Agreement and that the engagement of Granite is not intended to confer rights on any person or entity other than the Company and Granite. Nothing contained in this Agreement shall limit or restrict the right of Granite or of any member, employee, agent or representative of Granite, to be a member, shareholder, partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether of a similar nature or not, nor to limit or restrict the right of Granite to render services of any kind to any other corporation, company, firm, individual or association. Granite is a registered broker-dealer in good standing with the SEC under the Securities Act of 1934 and in all jurisdictions in which the nature of its activities or the substance of its actions would require such registration or qualification pursuant to the blue-sky laws of such jurisdiction. Granite will comply with all laws, rules and regulations related to its activities on behalf of Company pursuant to this Agreement. All consents, authorizations, and approvals necessary or appropriate for Granite to undertake its obligations set forth in this Agreement have been obtained by Granite prior to execution of this Agreement and Granite shall immediately use its best efforts to secure investors for the Company as set forth herein.

Microwave Satellite Technologies, Inc.
May __, 2007

e.
Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings whether written or oral, relating to matters provided herein, including the Placement Agent Agreement, dated May 9, 2007, between the parties hereto. This Agreement is entered into by each of the parties hereto without reliance on any statement, representation, promise, inducement or agreement not expressly contained within this Agreement. Except as set forth in Annex A hereof, nothing in this Agreement is intended to confer upon any other person (including the stockholders, employees or creditors of the Company) any rights or remedies hereunder or by reason hereof. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

f.
Notices. All notices or communications hereunder shall be in writing and mailed, sent by fascimile or delivered to the Company and to Granite at their respective addresses set forth above (with a copy (if to the Company) to Harvey J. Kesner, Esq., Haynes and Boone, LLP, 153 East 53rd Street, New York, NY 10022, facsimile: (212)-884-8233).

g.
Opinions and Advice. Granite is acting as financial advisor and is not an expert on, and cannot render opinions regarding, legal, accounting, regulatory or tax matters. The Company should consult with its other professional advisors concerning these matters before undertaking the proposed Transaction. Granite will not have any rights or obligations in connection with the sale and purchase of the securities contemplated by this Agreement except as expressly provided in this Agreement. In no event will Granite be obligated to purchase the securities for its own account or for the accounts of its customers.

h.
No Waiver. The failure or neglect of the parties hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or their waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

i.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed one and the same instrument.

Microwave Satellite Technologies, Inc.
May __, 2007

If the foregoing correctly sets forth your understanding and intentions, please so indicate by returning to us a signed copy of this letter.

Sincerely, Granite Financial Group, LLC

By:	/s/ Dan Schreiber
Dan Schreiber, [Title]

APPROVED AND ACCEPTED

On May 22, 2007:

MICROWAVE SATELLITE TECHNOLOGIES, INC.

By:  /s/ Frank T. Matarazzo

Print name: Frank T. Matarazzo
Title: President

[Addendum A and Annex A follow]

Microwave Satellite Technologies, Inc.
May __, 2007

Addendum A

Microwave Satellite Technologies, Inc.
May __, 2007

ANNEX A

The Company agrees that it will indemnify and hold harmless Granite, its affiliates, and their respective directors, members, officers, employees, agents, representatives and controlling persons (collectively “Granite” and each such entity or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, as incurred, to which such Indemnified Party may become subject, and related to or arising out of the engagement of Granite hereunder, the activities performed or omitted by or on behalf of an Indemnified Party pursuant to this Agreement, the Transactions contemplated thereby or Granite’s role in connection therewith; provided that the Company will not be liable to the extent that any loss, claim, damage or liability is found in a final judgment (not subject to further appeal) by a court to have resulted primarily from actions taken or omitted to be taken by Granite in bad faith or from Granite's gross negligence or willful misconduct in performing the services described above. The Company also agrees to reimburse any Indemnified Party for all expenses (including reasonable counsel fees and disbursements) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any action, investigation, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party, whether or not liability resulted and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of Granite pursuant to, or the performance by Granite of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final judgment (not subject to further appeal) by a court to have resulted primarily from actions taken or omitted to be taken by Granite in bad faith or from Granite's gross negligence or willful misconduct.

If the indemnification provided for in this Agreement is for any reason held unenforceable, the Company agrees to contribute to the losses, claims, damages and liabilities, as incurred by any Indemnified Person, for which such indemnification is held unenforceable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Granite, on the other hand, of the Transaction (whether or not the Transaction is consummated). The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Granite of the Transaction shall be deemed to be in the same proportion that the total value of the Transaction or contemplated Transaction by the Company as a result of or in connection with the proposed Transaction bears to the fee paid or to be paid to Granite under this Agreement; provided that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Granite under this Agreement.

Promptly after receipt by an Indemnified Party of notice of any claim or the commencement of any action, suit or proceeding with respect to which an Indemnified Party may be entitled to indemnity hereunder, such Indemnified Party will notify the Company in writing of such claim or of the commencement of such action or proceeding, and the Company will assume the defense of such action, suit or proceeding and will employ counsel satisfactory to the Indemnified Parties and will pay the fees and disbursements of such counsel, as incurred. Notwithstanding the preceding sentence, any Indemnified Party will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if such Indemnified Party reasonably determines that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable or if such Indemnified Party reasonably determines that the Company’s assumption of the defense does not adequately represent its interest. In such event, the fees and disbursements of such separate counsel will be paid by the Company, but in no event will the Company be liable for the fees and expenses of more than one counsel (in addition to local) for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general claims or circumstances.

Microwave Satellite Technologies, Inc.
May __, 2007

The Company agrees that, without Granite’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not Granite or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding. Granite agrees that, without the Company’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not the Company is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event any Indemnified Party is requested or required to appear as a witness in any action, suit or proceeding brought by or on behalf of or against the Company or any affiliate or any participant in a Transaction covered hereby in which such Indemnified Party is not named as a defendant, the Company agrees to reimburse Granite and such Indemnified Party for all reasonable disbursements incurred by them in connection with such Indemnified Party’s appearing and preparing to appear as a witness, including, without limitation, the reasonable fees and disbursements of their legal counsel, and to compensate Granite and such Indemnified Party in an amount to be mutually agreed upon.

In the event that any amounts due under these indemnification provisions contained in this Annex A are not paid within thirty days after written notice of such event giving rise to the indemnification obligations, such amounts shall bear interest at a rate of 1.5% per month or at the highest rate permitted under the laws of the State of New York, whichever rate is lower.

The provisions of Annex A shall be in addition to any liability which the Company may otherwise have. These provisions shall be governed by the law of the State of New York and shall be operative, in full force and in full effect, regardless of any termination or expiration of this agreement, subject to Sections 7 and 8 of the Agreement.

GRANITE FINANCIAL GROUP, LLC	MICROWAVE SATELLITE TECHNOLOGIES, INC.

By: /s/ Dan Schreiber	By: /s/ Frank T. Matarazzo
[Name, Title]	Frank T. Matarazzo, President